Exhibit 99.1

                         RECKSON ASSOCIATES REALTY CORP.
                                625 RECKSON PLAZA
                            UNIONDALE, NEW YORK 11556

                                November 27, 2006

VIA E-MAIL

Carl C. Icahn
Meadow Star LLC
Harry Macklowe
WH Rome Partners LLC

Dear Carl and Harry,

We acknowledge your letter of November 26, 2006, which we received late last evening, in which you reaffirm your proposal to acquire all outstanding shares of Reckson, subject to completion of due diligence, obtaining financing commitments and negotiating a definitive binding agreement, for a purchase price of $49 per share (and unit) in cash.

Since we first received your initial proposal letter on November 16, 2006, we immediately provided you with all information available to prior auction participants in formulating their bids and moved quickly to provide you with responses to your additional diligence requests. We appreciate all of the hard work your team has put forward in these past 10 days. While we are not aware of any pending information requests, if you have any, we will respond promptly.

As you know, Reckson is party to a binding merger agreement with SL Green, and we have scheduled a shareholders meeting to vote on that proposal for December 6, 2006. Accordingly, our shareholders and we are anxious to receive confirmation from you concerning the transaction which you have proposed. In particular, we have consistently been asking for complete information concerning your proposed financing structure, and to date we have not received a complete picture concerning the structure that you plan to use or the terms and structure of the commitment letters you expect to receive.

We have also raised a number of legal and structural issues concerning your proposal and thought it would be beneficial to set forth certain of those issues in this letter. These are not new issues we are raising with you, and you have told us you have already given them careful consideration.

      FINANCING. We need to see a detailed debt and equity financing structure for your proposal and commitment letters as soon as possible, and no later than Wednesday of this week, if you expect us to be in a position to properly evaluate your proposal.

      DIVIDENDS. We also seek clarification as to your intended plans regarding future dividends to our shareholders pending the closing of the merger. Anything less than payment of the fourth quarter 2006 dividend and a full pro-rata dividend through the closing will be considered as a pure price point.

      SOLVENCY. As we have previously informed your advisors, Reckson will need to adequately assess the leveraged structure that you are proposing and you need to adequately address any associated solvency issues. Simply put, neither we nor you can expose our shareholders,creditors, unitholders, optionholders, officers, directors and other constituents to insolvency risk. Accordingly, Reckson



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would propose that  anydefinitive  binding  proposal be  accompanied  by an opinion of an internationally recognized investment bank as to the solvency of the entities making the proposal (after giving effect to the proposed transaction) and that Reckson be provided with adequate time to properly diligence those entities. Furthermore, Reckson would expect that any merger agreement would provide for the delivery of a corresponding opinion at closing and that you would commit to take the necessary action to ensure the solvency of the purchasing entity, including if necessary by committing to restructure the transaction if needed.

      CERTAINTY/TIMING. Reckson is also concerned about the potential costs and risks associated with the delays in the timing of your transaction relative to the SL Green transaction and the resultant uncertainty and deal risk that accompany such delay. We have suggested some means by which you can partially mitigate some of these concerns and assume you will address these issues in your final proposal. If you propose to proceed forward with a cash tender offer (an option we and you have discussed) in lieu of a cash merger structure, we would need clarification from you regarding how you would plan to address the five-or-fewer REIT ownership rules and how a tender offer would impact your financing structure.

      CREDIT RISK. We have also requested greater clarity concerning the $1.2 billion of equity that you have stated will fund your acquisition vehicle, whether that amount will be fully secured and monetizeable and whether this sum will secure all obligations of Rome under a proposed merger agreement through a letter of credit. Is your statement regarding the $1.2 billion of equity funding of Rome intended to convey that a full $1.2 billion would be available to Reckson in the event of a breach of the contract?

As we have made clear, we remain committed to our pending merger agreement with SL Green and continue to recommend the SL Green merger agreement to our shareholders for their approval. The time frame for evaluating any potential competing transaction is a limited one. By this Friday, December 1, 2006, you will have had over 15 calendar days since we first commenced discussions with you and opened up full due diligence access. We hope by this Wednesday at the latest for you to have resolved to our satisfaction all open questions regarding the legal and financial structure (including receipt of loan commitment letters from your banks) which you have proposed with the goal of gaining full confirmation and transparency concerning your intended proposal by this Friday at the latest.

While we appreciate the enthusiasm you have expressed for a potential transaction with Reckson, the detailed terms of any definitive proposal you may make will be the ultimate measure of that proposal. You have made clear that at present you have no binding offer on the table. When you submit such a proposal, we are standing ready to evaluate it. The factors referenced in this letter and the other related matters which we have communicated to your team will be an important part of that evaluation. Any and all additional information you can provide us on these topics as promptly as possible would be greatly appreciated in that context.

Sincerely,

/s/ Peter Quick